424(b)(3)
                                                                      333-132810

AXA Equitable Life Insurance Company
MONY Life Insurance Company
MONY Life Insurance Company of America

SUPPLEMENT DATED OCTOBER 19, 2007 TO THE CURRENT VARIABLE LIFE AND VARIABLE ANNUITY PROSPECTUSES AND SUPPLEMENTS TO PROSPECTUSES

--------------------------------------------------------------------------------

This Supplement updates the current Prospectuses and Statements of Additional Information ("SAIs") as previously supplemented (together, the "Prospectuses") for certain variable annuity and life insurance products issued by AXA Equitable Life Insurance Company ("AXA Equitable"), MONY Life Insurance Company ("MONY"), and/or MONY Life Insurance Company of America ("MONY America"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. You may obtain a copy of the Prospectuses issued by AXA Equitable, MONY and/or MONY America free of charge, by writing to AXA Equitable, MONY and/or MONY America at 1290 Avenue of the Americas, New York, New York 10104.

Please note the following change:


SUB-ADVISER CHANGE

Effective October 1, 2007, Wells Capital Management, Inc. ("Wells Capital") replaced Bear Stearns Asset Management, Inc. as a sub-adviser to an allocated portion of the Multimanager Small Cap Growth Portfolio (the "Portfolio"). Wells Capital currently serves as sub-adviser to another allocated portion of the Portfolio.






                     Copyright 2007. All rights reserved.




    AXA Equitable Life Insurance Company                   MONY Life Insurance Company
1290 Avenue of the Americas, New York, NY 10104         MONY Life Insurance Company of America
                212-554-1234                       1290 Avenue of the Americas, New York, NY 10104
                                                                    212-554-1234

Form No. VIP/EQAT10207 (10/07)                           Cat. No. 139784 (10/07)
Mail                                                                      x01828